PROSPECTUS SUPPLEMENT No. 12 Dated February 27, 2023	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated December 27, 2021)	Registration 333-261734

Recruiter.com Group, Inc.

1,707,892 shares of Common Stock

2,961,688 shares of Common Stock underlying Warrants to Purchase Common Stock

EXPLANATORY NOTE

                This Prospectus Supplement No. 12 (this “Prospectus Supplement No. 12”) relates to the resale by the selling security holders (the “Selling Security Holders”) identified in the prospectus dated December 27, 2021 (the “Base Prospectus”) of up to an aggregate of 4,669,580 shares of common stock, par value $0.0001 per share (the “Common Stock”) of Recruiter.com Group, Inc. (the “Company”), consisting of up to: (a) 1,707,892 shares of Common Stock, and (b) 2,961,688 shares of Common Stock issuable upon exercise of warrants (“Warrants”) that may be sold from time to time by the Selling Security Holders identified in the Base Prospectus pursuant to the registration statement that the Base Prospectus forms a part of.  The Company will not receive proceeds from the sale of shares of Common Stock.

This Prospectus Supplement No. 12 should be read together with the Base Prospectus and this Prospectus Supplement No. 12 is qualified by reference to the Base Prospectus (collectively, the “Prospectus”), except to the extent that the information in this Prospectus Supplement No. 12 updates and supersedes the information contain in the Base Prospectus.  This Prospectus Supplement No. 12 is not complete without and may not be delivered or utilized except in conjunction with, the Base Prospectus, including any amendments thereto.

This Prospectus Supplement No. 12 includes the attached Current Report on Form 8-K of the Company dated February 21, 2023, filed by the Company with the Securities and Exchange Commission on February 24, 2023.

The Company’s Common Stock and Warrants are traded on the Nasdaq Capital Market under the symbols “RCRT” and “RCRTW.”

You should rely only on the information contained in the Prospectus or any prospectus supplement or amendment hereto. The Company has not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement No. 12. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 27, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2023

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RECRUITER.COM GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-53641	90-1505893
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Seventh Avenue

New York, New York 10018

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 931-1500

Not Applicable

(Former name or former address, if changed since last report.)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to 12(b) of the Act:

Title of class	Trading symbol	Name of exchange on which registered

Common Stock	RCRT	NASDAQ Capital Market

Common Stock Purchase Warrants	RCRTW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 21, 2023, Douglas Roth provided the Board of Directors of Recruiter.com Group, Inc. (the “Company”) with notice of his resignation as a director of the Company, effective as of the date of such notice. Mr. Roth’s resignation is not the result of any disagreement with the Company over any matter relating to the operations, policies or practices of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 24, 2023

Recruiter.com Group, Inc.

/s/ Evan Sohn
Evan Sohn
Chief Executive Officer

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